Exhibit 10.2

CONSENT AND WAIVER

This Consent and Waiver (the “Agreement”), dated as of February 12, 2024, is entered into by and between BIOLASE, Inc. (the “Company”) and Anson Investments Master Fund LP (the “Investor”).

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated December 6, 2023, by and between the Company and the Investor (the “Purchase Agreement”), the Company agreed, among other things, pursuant to Section 4.12 thereof not to enter into a Variable Rate Transaction (as defined in the Purchase Agreement) for a period of one-hundred and eighty (180) days after the closing date of the offering (or June 5, 2024) (the “VRT Prohibition”); and

WHEREAS, the Company proposes to effect a best efforts public offering (the “Offering”) of up to $7.5 million of (i) units (“Units”), with each Unit consisting of (A) one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (B) one Class A warrant to purchase one share of Common Stock (each, a “Class A Warrant”), exercisable immediately upon issuance, and (C) one Class B warrant to purchase one share of Common Stock (each, a “Class B Warrant”), exercisable on or after the date that the Company’s stockholders vote to approve that the Class B Warrants may be exercisable for shares of Common Stock, as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC; and (ii) pre-funded units (the “Pre-Funded Units”), with each Pre-Funded Unit consisting of (A) one pre-funded warrant (the “Pre-Funded Warrants”), with each such Pre-Funded Warrant being exercisable from time to time for one share of Common Stock at an exercise price of $0.001 per share, (B) one Class A Warrant, and (C) one Class B Warrant; and

WHEREAS, the Company hereby requests that the Investor agree to waive the VRT Prohibition so that the Company may effect the Offering; and

WHEREAS, the Investor agrees to waive the VRT Prohibition so that the Company may effect the Offering; provided that the Company issues to the Investor (or its designees) a warrant to purchase 2,221,880 shares of Common Stock in a form substantially identical to the Class B Warrants being issued in the Offering, which form is attached as Exhibit A hereto; and

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

1.

The Investor hereby waives the VRT Prohibition in connection with the Offering in consideration for the Company’s issuance of a warrant to purchase 2,221,880 shares of Common Stock in a form substantially identical to the Class B Warrants being issued in the Offering, which form is attached as Exhibit A hereto (the “New Warrant”), which New Warrant will (i) be exercisable on or after the date that the Company’s stockholders vote to approve that the New Warrants may be issued and exercisable for shares of Common Stock (the “New Warrant Shares”), as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC (the “Stockholder Approval”), (ii) have an exercise price per share equal to 170% of the public offering price per Unit in the Offering, and (iii) expire on the fifth (5th) anniversary of the date on which Stockholder Approval is received and deemed effective under Delaware law.

2.

The Investor and the Company hereby acknowledge that the Company’s Offering shall not constitute a breach of any representation, warranty, covenant or obligation of the Company, or of any provision of the Purchase Agreement or any other of the Transaction Documents (as defined in the Purchase Agreement), or otherwise constitute a failure to perform or comply with any obligation required to be performed or complied with under the terms of the Purchase Agreement or the Transaction Documents.

3.

All other covenants, representations, warranties, agreements, terms and conditions of the Purchase Agreement shall remain in full force and effect, including the VRT Prohibition in connection with any other Variable Rate Transaction(s) that may be effected by the Company within the 180 day period of the VRT Prohibition other than the Offering.

4.

The issuance of the New Warrants and the New Warrant Shares have been duly authorized by the Company and the upon exercise of the New Warrants, the New Warrant Shares will be duly and validly issued, fully paid and non-assessable, free from all taxes, liens, charges and other encumbrances imposed by the Company other than restrictions on transfer provided for in such documents.

5.

The execution, delivery and performance by the Investor of this Agreement has been duly authorized by all necessary action on the part of the Investor. This Agreement has been duly executed by the Investor.

6.

The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed by the Company.

7.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

8.	This Agreement may only be modified or amended or the provisions hereof waived with the written consent of the Company, on the one hand, and the Investor, on the other hand.

9.	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns in accordance with the terms of the Agreement.

10.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective against an executing party when a counterpart has been signed and delivered by such party to another party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

BIOLASE, INC.

By:	/s/ John R. Beaver
Name:	John R. Beaver
Title:	President and Chief Executive Officer

ANSON INVESTMENTS MASTER FUND LP

By:	/s/ Amin Nathoo
Name:	Amin Nathoo
Title:	Director, Anson Advisors Inc.

Exhibit A

Form of Warrant

See Exhibit 4.5 to the BIOLASE, Inc. Current Report on Form 8-K filed on February 15, 2024

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